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                                                                   EXHIBIT 12(a)

                            TEXAS UTILITIES COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                                              Year Ended December 31,
                                                                              -----------------------
                                                             1997         1996            1995        1994          1993
                                                                     Thousands of Dollars, Except Ratios
EARNINGS:
  Net income before preferred dividends                   $  688,437   $  806,964      $(53,731)   $  644,682    $  483,892
  Add:  Total federal income taxes                           376,898      375,232       (60,035)      326,638       209,544
        Fixed charges (see detail below)                     854,822      851,482       732,313       752,892       782,439
                                                          ----------   ----------      --------    ----------    ----------
          Total earnings                                  $1,920,157   $2,033,678      $618,547    $1,724,212    $1,475,875
                                                          ==========   ==========      ========    ==========    ==========

FIXED CHARGES:
  Interest on mortgage bonds                              $  439,539   $  486,935      $527,131    $  567,543    $  611,090
  Interest on other long-term debt                           124,227       96,404       102,138        92,524       109,458
  Amortization of debt discount, (premium)
    and expense                                               13,146       13,239        10,649         9,591         7,080
  Amortization of loss on reacquired debt                     24,753       23,124        20,881        19,379        13,283
  Other interest charges                                     161,272      178,191        45,384        37,838        11,891
  Preferred trust securities distributions                    69,701       33,001         1,801            --            --
  Rentals representative of the interest factor               22,184       20,588        24,329        26,017        29,637
                                                          ----------   ----------      --------    ----------    ----------
          Total fixed charges                             $  854,822   $  851,482      $732,313    $  752,892    $  782,439
                                                          ==========   ==========      ========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES                               2.3          2.4           0.8           2.3           1.9
                                                                 ===          ===           ===           ===           ===
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